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                                                                   EXHIBIT 10.2


                          LOAN MODIFICATION AGREEMENT

         THIS LOAN MODIFICATION AGREEMENT (this "Agreement") is entered into as of July 12, 2004 by and between CYPRESS COMMUNICATIONS, INC. and CYPRESS COMMUNICATIONS OPERATING COMPANY, INC. (jointly and severally "Borrower") whose address is 15 Piedmont Center, Suite 100 Atlanta, Georgia 30305 and SILICON VALLEY BANK ("Bank" or "Silicon") whose address is 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182.


                                   RECITALS

         A. The Borrower and Silicon have entered into that certain Amended and Restated Loan and Security Agreement, dated March 17, 2004, and a schedule of terms attached thereto (the "Schedule") (as both may be amended from time to time, collectively, the "Loan Agreement").

         B. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Hereinafter all documents securing repayment of the Obligations shall be referred to as the "Loan Documents".

         C. As part of the Loans, Borrower has requested that Bank change the Advance Rates and otherwise amend certain provisions of the Loan Agreement and the Bank has agreed on the condition that, this Agreement be executed and delivered by Borrower to Bank.

         D. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Loan Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank do hereby agree as follows:

         1. Recitals. The parties hereto acknowledge and agree that the above Recitals are true and correct in all material respects and that the same are incorporated herein and made a part hereof by reference.

         2. Early Termination. Section 6.2 of the Loan Agreement is amended and restated in its entirety as follows:

         6.2 EARLY TERMINATION. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon; or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower or by Silicon under this Section 6.2, Borrower shall pay to Silicon a termination fee in an amount equal to one percent (1.0%) of the Maximum Credit Limit if such termination occurs after the Closing Date and prior to January 12, 2005 and one half of one percent (.50%) of the Maximum Credit Limit if such termination occurs after January 12, 2005, provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon or from the proceeds of an initial public offering or other equity event. The termination fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

         3. Definitions. The definitions of "Eligible Accounts" and "Eligible Inventory" in Section 8 of the Loan Agreement are amended and restated in their entirety as follows:

                  "Flexible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-

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exclusive licensing of Intellectual Property, and includes deferred revenue of
Borrower, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon's good faith business judgment, the following (the "MINIMUM ELIGIBILITY REQUIREMENTS") are the minimum requirements for a Account to be an Eligible Account: (i) the Account must not be outstanding for more than 90 days from its invoice date (the "ELIGIBILITY PERIOD"), (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), (v) the Account must not be owing from an Affiliate or Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor). Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. In addition, prior to including any Accounts acquired as part of the Acquired Assets as Eligible Accounts, Silicon shall have completed a satisfactory audit of such Accounts. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

         "Eligible Inventory" means all Inventory of Borrower which is to be placed under a contract of service in the ordinary course of business, valued at market value, as verified by independent appraisal from an appraiser acceptable to Silicon (to be performed on an annual basis hereafter). Eligible Inventory shall exclude, any Inventory which consists of: (a) any Inventory located outside of the United States; (b) any Inventory located outside of a state in which Silicon has properly and unavoidably perfected the Liens of Silicon under this Agreement, free and clear of all other Liens; (b) any Inventory not in the actual possession of Borrower, except to the extent provided in subsection (d) below; (c) any Inventory in the possession of a bailee, warehouseman, consignee or any third party, except to the extent that such bailee, warehouseman, consignee or such third party has entered into an agreement with Silicon in which such bailee, warehouseman, consignee or similar third party consents and agrees to Silicon's Lien on such Inventory and to such other terms and conditions as may be required by Silicon, including without limitation, Inventory held at The Source warehouse location; (d) any Inventory located on premises leased or rented to Borrower or otherwise not owned by Borrower, unless Silicon has received a waiver and consent from the lessor, landlord and/or owner, in form and substance satisfactory to Silicon; (e) any inventory the sale or other disposition of which has given rise to a Eligible Account; (f) work-in-process, supplies, displays, packaging and promotional materials; (g) any Inventory as to which Silicon determines in the exercise of its sole and absolute discretion at any time and in good faith is not in good condition or is defective, unmerchantable, post-seasonal, slow moving or obsolete; and (h) any Inventory which in Silicon's good faith business judgment has deemed to be ineligible because Silicon otherwise considers the collateral value to Silicon to be impaired or its or their ability to realize such value to be insecure. In the event of any dispute under the foregoing criteria,


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         as to whether inventory is, or has ceased to be, Eligible Inventory, the decision of Silicon shall control.

         4. CREDIT LIMIT. From and after the date hereof, the first paragraph of Section 1.1 of the Schedule is amended and restated in its entirety as follow:

                           An amount not to exceed the lesser of: (i)
                           $10,000,000 at any one time outstanding (the "Credit Limit"); or (ii) the sum of (a) eighty five percent (85%) (the "Advance Rate") of the amount of Borrower's Eligible Accounts and (b) the lesser of
                           (i) fifteen percent (15%) of Eligible Inventory or
                           (ii) $1,000,000 (both as defined in Section 8 above), provided, however, that Loans made on the basis of Eligible Inventory can not at any time exceed thirty percent (30%) of total Loans outstanding.

         5. MATURITY DATE. From and after the date hereof, Section 5 of the Schedule is amended and restated in its entirety as follows:

         5. MATURITY DATE
            (Section 6.1): The earlier of (i) July 10, 2005 or (ii) the earlier maturity of the Bridge Loans or the Convertible Notes. It being understood and agreed that the Equipment Term Loans shall be due and payable in full on such date unless the Maturity Date of the Revolving Loans is extended.

         6. MINIMUM TANGIBLE NET WORTH. From and after the date hereof, the Minimum Tangible Net Worth Covenant and the definition of Tangible Net Worth, each as set forth in Section 6 of the Schedule are amended and restated in their entirety as follows:

         MINIMUM TANGIBLE
         NET WORTH:        Borrower shall maintain a Tangible
                           Net Worth, tested as of the last day of each month
                           (on a consolidated basis) of not less than $13,000,000, plus fifty percent (50%) of net income
                           (without regard to any loss) from each fiscal quarter of the Borrower commencing with the fiscal quarter ending June 30, 2004. For purposes of computing this covenant, the use of the term "consolidated" shall be deemed to include the Borrower's parent company, Cypress Communications Holding Co., Inc.

                           "Tangible Net Worth" shall mean the excess of Borrower's consolidated total assets over consolidated total liabilities, determined in accordance with GAAP, with the following adjustments:

                           (A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and
                           (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises;

                           (B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment, including, without limitation, the Bridge Loans and the Convertible Notes, including all accrued interest thereon.


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         7.       DEBT SERVICE COVERAGE RATIO. From and after the Debt Service
Change Date, the definition of Debt Service Coverage Ratio set forth in Section 6 of the Schedule is amended and restated in its entirety as follows:

                               "Debt Service Coverage Ratio" shall mean a ratio of (i) Borrower's earnings before interest, taxes and depreciation expense for such period, minus all Unfunded Capital Expenditures and cash taxes for the specified period to (ii) current maturities of long term debt, including all capitalized leases, plus cash interest expense, calculated on a three (3) month rolling basis.

         8. COMPLIANCE CERTIFICATE. From and after the date hereof, all references in the Loan Agreement to the "Compliance Certificate" shall mean the Compliance Certificate attached hereto.

         9. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

         10. PAYMENT OF FEES. In consideration of Bank's agreement to enter into this Agreement, Borrower shall pay to Bank a non refundable fee in the amount of Fifty Thousand Dollars ($50,000), and all Bank's out-of-pocket expenses, in connection with this Agreement, including, Bank's attorney's fees and expenses.

         11. NO DEFENSES OF BORROWER. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Obligations.

         12. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan
Documents. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

         13. GOVERNING LAW. This Agreement and all acts and transactions hereunder and all rights and obligations of Bank and Borrower shall be governed by the laws of the State of Georgia.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]


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         This Loan Modification Agreement is executed as of the date first written above.

BORROWER:

CYPRESS COMMUNICATIONS, INC.


By: /s/ Neal Miller
    ------------------------
    Name: Neal Miller
    Title: CFO

CYPRESS COMMUNICATIONS OPERATING COMPANY, INC.


By: /s/ Neal Miller
    ------------------------
    Name: Neal Miller
    Title: CFO

BANK:

SILICON VALLEY BANK


By:
    ------------------------
    Name:
    Title:


                                    CONSENT
                                    -------

The undersigned hereby (i) consents to terms of the attached Loan Modification Agreement, (ii) hereby ratifies all the provisions of the Unconditional Guaranty dated as of July 12, 2002 (the "Guaranty"), and (iii) confirms that all provisions of that document are in full force and effect without offset or defense of any kind or nature.


GUARANTOR:

CYPRESS COMMUNICATIONS HOLDINGS CO., INC. (formerly known as U.S. REALTEL, INC.)


By: /s/ Gregory P. McGraw
    ------------------------
    Name: Gregory P. McGraw
    Title: CEO


Date: July ___, 2004

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